EXHIBIT 99.5

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file Amendment No. 1 to the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: June 7, 2021

KINETIK S.À R.L.

By:	/s/ Csaba Horvath
	Name:	Csaba Horvath
	Title:	Manager

By:	/s/ Gilles Dusemon
	Name:	Gilles Dusemon
	Title:	Manager

THE KINETIK FOUNDATION

By:	/s/ Gavin Ferguson
Name: Gavin Ferguson
Title: Councillor

By:	/s/ Miriam Levy Turner
Name: Miriam Levy Turner
Title: Councillor